Exhibit 23.2

NETHERLAND, SEWELL
& ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-155238 on Form S-4 of National Fuel Gas Company to be filed on or about November 26, 2008, of information from our audit report with respect to the oil and gas reserves of Seneca Resources Corporation dated October 16, 2008. We also consent to the reference to us under the heading “Experts”in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P. E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Houston, Texas
November 26, 2008